Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated April 2, 2015

J P M O R G A N B A L A N C E D C A P I T A L S T R E N G T
H I N D E X
P E R F O R M A N C E D E T A I L S

April 1, 2015

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JPMORGAN BALANCED CAPITAL STRENGTH INDEX PERFORMANCE DETAILS

JPMorgan Balanced Capital Strength Index Performance Details

J.P. Morgan Balanced Capital Strength Index (the "Index") Performance – Bloomberg JPUSBLCS Index

2008	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLCS Index	(2.29%)	(1.44%)	(1.25%)	2.19%	1.66%	(4.96%)	0.14%	1.59%	(5.59%)	(5.55%)	1.82%	4.18%	(9.65%)
2009	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLCS Index	0.09%	(2.67%)	3.12%	2.48%	2.94%	1.19%	3.81%	1.89%	3.03%	(0.61%)	4.75%	1.16%	23.07%
2010	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLCS Index	(1.61%)	1.39%	3.35%	0.62%	(3.93%)	(0.57%)	3.11%	(1.19%)	5.15%	3.07%	(1.43%)	2.72%	10.80%
2011	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLCS Index	0.93%	4.19%	0.34%	3.62%	0.57%	(0.99%)	(1.96%)	(3.58%)	(2.69%)	3.39%	(0.27%)	1.97%	5.30%
2012	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLCS Index	3.27%	1.77%	3.60%	0.17%	(2.87%)	2.13%	1.56%	0.89%	1.50%	(2.96%)	1.04%	0.09%	10.40%
2013	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLCS Index	3.82%	2.82%	3.61%	2.06%	0.97%	(1.54%)	2.55%	(2.76%)	3.14%	4.06%	2.87%	1.04%	24.85%
2014	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLCS Index	(3.02%)	2.62%	0.92%	0.15%	1.89%	0.37%	(0.53%)	3.73%	(1.02%)	1.63%	3.39%	(0.68%)	9.65%
2015	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
JPUSBLCS Index	(0.57%)	2.99%	(0.65%)										1.73%

Please see Key rRsks on the next page for additional information. Source: J.P. Morgan. Past performance is not indicative of future performance. "JPUSBLCS Index" refers to the performance of J.P. Morgan Balanced Capital Strength Index (Bloomberg: JPUSBLCS Index) (the "Index"). The levels of the Index incorporate an adjustment factor of 0.50% per annum and a deduction for a borrowing cost.

Hypothetical, historical performance measures: Represents the monthly and full calendar year performance of the Index based on as applicable to the relevant measurement period, the hypothetical back tested daily closing levels from December 31, 2007 through April 29, 2014 and the actual historical performance of the Index based on daily closing levels from April 30, 2014 through March 31, 2015. YTD reflects the year to date performance of the Index from the last business day of the previous calendar year through, and including June 28, 2013. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment linked to the Index will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

1

J.P.Morgan

Key Risks
[] The Index is subject to the negative impact of an index
fee and borrowing cost
[] The Index may not achieve its target volatility--No
assurance can be given that the actual realized volatility
of the Index will be at its target level of
8.5% .
[] The daily adjustment of the exposure of the Index to its
target constituents will vary--The Index's exposure to each
of its Target Constituents may
vary between 0% and the maximum exposure of 100%.
[] The Index may be partially uninvested--When the exposure
of the Index to its Target Constituents is less than 100%
on any day, a portion of the
Index will be uninvested. The Index will reflect no return
for any uninvested portion.
[] The Index may significantly underperform its Equity
Constituent
[] The exposure of the Index to its Bond Constituent may be
greater, perhaps significantly greater, than its exposure
to its Equity Constituent
[] The Index may have significant exposure to its Cash
Constituent
[] Our affiliate, J.P. Morgan Securities plc, is the
calculation agent for the Index and may adjust the Index in
a way that affects its level--The policies
and judgments for which J.P. Morgan Securities plc, is
responsible could have an impact, positive or negative, on
the level of the Index and the value of
your investment. J.P. Morgan Securities plc is under no
obligation to consider your interest as an investor with
returns linked to the Index.
[] The Index may not be successful and may not outperform
any alternative strategy.
[] The Index comprises notional assets and liabilities and
therefore there is no actual portfolio of assets to which
any person is entitled or in which any
person has any ownership interest.
[] The Index was established on April 30, 2014 and
therefore has a limited operating history.
[] You should review carefully the related "Risk Factors"
section in the relevant disclosure statement and the
"Selected Risk Considerations" in the
relevant term sheet.

DISCLAIMER
JPMorgan Chase and Co. ("J.P. Morgan") has filed a
registration statement (including a prospectus) with the
Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate.
Before you invest in any offering of securities by J.P.
Morgan, you should read the prospectus
in that registration statement, the prospectus supplement,
as well as the particular product supplement, underlying
supplement, the relevant termsheet
or pricing supplement, and any other documents that J.P.
Morgan will file with the SEC relating to such offering for
more complete information about
J.P. Morgan and the offering of any securities. You may get
these documents without cost by visiting EDGAR on the SEC
Website at www.sec.gov.
Alternatively, J.P. Morgan, any agent or any dealer
participating in the particular offering will arrange to
send you the prospectus and the prospectus
supplement, as well as any product supplement, underlying
supplement and termsheet or pricing supplement, if you so
request by calling toll-free (800)
576 3529.
Free Writing Prospectus filed pursuant to Rule 433;
Registration Statement No. 333-199966

D E T A I L S P E R F O R M A N C E I N D E X

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